Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Flying Eagle Acquisition Corp. on Form S-1, of our report dated March 5, 2020 relating to the balance sheet of Flying Eagle Acquisition Corp. as of January 24, 2020, and the related statement of operations, changes in stockholder’s equity and cash flows for the period from January 15, 2020 (date of inception) through January 24, 2020. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

December 4, 2020